Exhibit 99.1

CORPORATE PARTICIPANTS

 Frank Stronach

 Magna Entertainment Corp. - Chairman

 Blake Tohana

 Magna Entertainment Corp. - CFO

 Jim Bromby

 Magna Entertainment Corp. - SVP - Operations

 Michael Neuman

 Magna Entertainment Corp. - CEO

CONFERENCE CALL PARTICIPANTS

 Steve Velgot

 Cathay Financial - Analyst

 Ryan Worst

 Brean Murray - Analyst

 Anoop Prihar

 GMP Securities - Analyst

 Tim Rice

 Rice Walker - Analyst

 Mike Clingman

 Baltimore Sun - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, thanks for standing by, and welcome to the Magna Entertainment Corp. Chairman and Chief Executive supervised corporate update conference call. [OPERATOR INSTRUCTIONS] As a reminder, this conference is being recorded Tuesday, March 27, 2007.

Your speakers for today are Frank Stronach, Chairman, and Michael Neuman, Chief Executive Officer of Magna Entertainment Corp. I would now like to turn the conference over to Frank Stronach. Please go ahead, sir.

 Frank Stronach  - Magna Entertainment Corp. - Chairman

 Good morning. Before I will make any comments, Blake Tohana, our Chief Financial Officer, will say a few things.

 Blake Tohana  - Magna Entertainment Corp. - CFO

 Good morning, everyone, and welcome to Magna Entertainment’s conference call for a corporate update on MEC’s operations and strategic initiatives. Before we begin the formal remarks, I’d like to refer you to page 3 of the presentation that has been posted on our website and remind you with respect to the Safe Harbor statement that this presentation may contain forward-looking statements within the meaning of applicable securities legislation. Forward-looking statements are based on the information available at that time and/or management’s good faith beliefs with respect to future events, and are subject to risks and uncertainties and are based upon certain assumptions that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to the factors discussed in the risk factors section of MEC’s annual report on Form 10-K for the year-ended December 31, 2006, and our subsequent public filings.

Now I would like to turn the conference call over to Frank Stronach, Chairman of MEC.

 Frank Stronach  - Magna Entertainment Corp. - Chairman

 Thank you. Thank you, for joining us this morning. I thought it was important to bring you, the shareholders, up to date on the overall business of MEC. I still believe in the basic concept that people throughout the world can gamble or bet on live horse racing. The top priority of MEC is to improve EBITDA of our various operations, like racetracks, XpressBet®, HRTV, et cetera. For that purpose Jim Bromby and Brant Latta were appointed last year to Senior Vice Presidents of operations. They have full authority to improve EBITDA of the various racetracks. I’m also pleased to say that Michael Neuman was appointed the CEO of MEC earlier this year. Michael has extensive experience in television and electronic transmission of content. Electronic transmission of our content throughout the world could provide MEC with great profit opportunities. Besides improving EBITDA and operation our focus will be to reduce our debt.

Jim, I’d like to — that Jim to say a few things. Jim Bromby is one of our Senior — as I mentioned before, the Senior VP of operations.

 Jim Bromby  - Magna Entertainment Corp. - SVP - Operations

 Thank you, Frank, and good morning. Brant Latta, who could not be here today, and I were appointed last October. By way of background, both Brant and I have been with MEC since its inception. Brant has an extensive background in racing operations, including serving as general manager of San Diego Park. I, on the other hand, have the financial background as the chartered accountant. Both Brant and I served as leaders of the continuous improvement team for two-and-a-half years which gave us tremendous knowledge of the operations and challenges at each of our tracks. We are bringing to the tracks a disciplined approach using best practices and we are confident that the track operations will improve under this approach. Michael Neuman will elaborate on this later in the presentation.

 Frank Stronach  - Magna Entertainment Corp. - Chairman

 Thank you, Jim, and I’m pleased now that Michael Neuman will explain how we are able to meet those goals. After Michael’s presentation, we, the management, would be very happy to answer any question you might have. Michael, go ahead.

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Thanks, Frank, and good morning, everyone. As Frank said, and certainly I mentioned when we were on our — for those of you who joined us on our fourth quarter conference call, at the end of the call I indicated that it would be important for us to begin a regular and ongoing dialogue with shareholders. I felt that as we begin to develop our plan for improvement of EBITDA and the Company and our debt reduction plan that we start to become as transparent as we can — dependent on the circumstances that we face in the market at any given time— with you, and to that end, I suggested that we would begin getting out to see you. This is a little more expeditious than that, and notwithstanding our need to be sure that we’re not out-forecasting at this stage, I did want to give you my earliest impression. We’re calling this a corporate update, but certainly I wanted to give you my impressions of the opportunity and the challenge that we face and some of the — in round figures, some of the things that we’re planning on doing about those opportunities and challenges.

So I’m going to talk a little bit today about historical perspective, and particularly I’m going to speak about the market we’re in, its size, really in opportunity terms, the parts that we participate in. I’m going to — at one point in the presentation I’ll talk about the specifics of our strategy so that you can begin to get our various assets in perspective of that strategy. Then I’ll speak specifically about the debt reduction plan, about where we’ve been and where we expect that we can go. And most importantly I want to leave you with a view today as to the degree to which we have flexibility with respect to our options for debt reduction. Then as Frank said I’m going to talk about the profitability improvement plan. Again, we have significant opportunities to begin to further integrate the various pieces of the business. And then finally, I’ll talk a little bit about the underlying real estate portfolio, both coincident with existing core operations and that which is superfluous to core operations, to give you a further insight as to what our opportunities are with respect to improvement in the operation.

Let me start with a little bit about the state of today’s market. Today the U.S. thoroughbred industry is characterized by a few key things that I’d like to focus on, and I’ll come back to these variously throughout the presentation. First of all, as many of you know, it’s an industry that’s of late that’s been characterized by very little growth. The $15 billion in handle in 2006 is virtually the same, not quite, but virtually the same as 2001, and that stagnant market is the function of several things. First of all, significant competition, but there’s been piracy — in other words, leakage of our signals where we aren’t the recipient of the downstream benefit having made the investment. And most importantly, from my perspective, coming new into the industry from a consumer products background, I noticed right away there’s been little new product innovation and almost no consumer marketing. We’ll come back to that several times when we talk later on about the EBITDA improvement opportunities.

Similarly, there’s been a tremendous customer attrition, and customer attrition happens for several reasons. Very little effort to attract new to cat — what I call new-to-category customers. And, of course, reliance on products that are past the peak of their lifecycle and hence not attracting new customers to the category. The other endemic issue faced by the industry and certainly reflected in MEC’s results is the movement of handle to lower margin distribution outlets. I’m going to come back to this again and again because we have already put in place some mechanisms that we believe will go a long way towards beginning to correct that, not just for MEC, but for the industry, and I’ll focus on those numbers quite a bit. But clearly during the last five years off-track handle has increased 5% while on-track handle has declined 20%.

So the business, which is growing very marginally, is growing in a place where as it happens we enjoy our lowest margins. And I will come back to that and be much more specific. But I refer to that as what I call the upside down pricing model. Relatively low pricing for export content has led to the creation and very rapid expansion of intermediaries in our business, and examples of which are rebaters and ADWs. I want to say and be very clear that rebaters and ADWs are an important distribution channel for us, but the reason I call this an upside-down pricing model is that the margin that they attract to their business, as distinct from the margin that the major investors in this business attract, namely horse owners and track owners, is out of whack. That’s where the model is upside-down. The investment does not track the margin. And finally — and this, I use by example of the NFL, the NBA, major league baseball — there’s no organized league. The industry has been characterized — and I’m sure you’ve heard this before from MEC — as a very fractious business with a host of — nationally a host of mom-and-pop operators that never really had the critical mass of operations that we have begin to have now at MEC and with the advent of the Churchill deal that we announced a few weeks ago even more significantly.

Turning to the market opportunity, we operate in the U.S. market alone in a $900 billion market in which we control — in thoroughbred we control about $15 billion. MEC has $4.4 billion of that market of handle. Now, I want to focus on how that breaks out, and I’ll ask to you focus on these numbers, and I’ll return to them several times during the presentation. Our live handle of about $300 million is our highest margin handle. 25 years ago, when the industry was all about how many people you could attract to the track and that was the — virtually 100% of the source of wagering handle, the margins were great and anything that came in from off-track was really gravy to the industry. No one knew at that time, when many of these economics were developed, that at one point 20 or 30 years in the future that situation would have reversed itself such that the export handle — people betting on our content outside of the track itself — would generate the lowest margins. So those two things, live and export, have reversed themselves. So on $300 million, at 20% take out our revenues are in the neighborhood of $60 million.

On the other end of the spectrum our export handle is about 2.4 billion. On that we generate about $72 million revenue, and that’s because we only generate a piece of that action at 3% of which we share with the horsemen and end up with 1.5%. So all of this is split with the horsemen, but the point is the fastest growing piece of the handle in the industry, and certainly at MEC, is coming from the piece that generates the lowest margin. You’ll hear me come back to this again several times throughout the presentation. We’re happy to entertain questions on this at the end, as well. The total U.S. thoroughbred wagering handle, as I said, is growing marginally. Again, we’ll talk about the ways and means of addressing some of that as we go on.

On next page — you’ll see on page 11 what’s actually happening is that on-track wagering is declining where as off-track wagering is increasing and the fastest piece of that increase is through the intermediaries whose margins I mentioned a few moments ago. So this gives us a few fairly obvious problems to solve. First of all, it gives us a way — the idea that we have to find ways to grow handle overall. Attract new customers to the category is one way, clearly recapture lost or pirated handle. And then it asks us to look for ways to improve the economics of wagering for those with the investment, the greatest investment, or rather to match the margin to the relative value add of the parties to a wagering transaction. So we know what the issues are, we know what the opportunities are, now what are we going to do about that?

Let me speak for a minute about MEC particularly and move away from the industry. As many of you know MEC is North America’s largest operator of horse racetracks based on revenue. We’re the only completely horizontally and vertically integrated horse racing company with ownership interests in racetracks and racinos, off-track betting, training centers, ADW over both Internet and telephone, horse racing TV and HRTV, which we just sold 50% of to Churchill, content management and distribution, and our vehicle for that — again newly announced a few weeks ago — is TrackNet Media LLC, and finally AmTote® totalization services, which creates a fully integrated environment for us. So we have clearly all of the ingredients for success.

Now, I put a little map in here to give us a sense of time zones. As we become a player in global markets, the time zones that we operate in are going to be very crucial to the value of our signals going forward. Mentioned in the upper right-hand corner of this page that we’ve got a — we now have our television channel on Sky in the UK, which happens to land into the UK right at prime time. So we’re just beginning to take bets through intermediaries in the UK, off-track betting. Chandler is our first betting shop that we integrated with several others lined up behind it. So when we move from a west-to-east direction, the placement geographically of our various wagering content generating entities, namely our tracks in the U.S., turns out to be very timely.

You know, over the years, as the Company rolled up tracks through acquisition and off-track betting operations and created distribution outlets, mainly XpressBet®, AmTote®, and HRTV, that was the first part of the challenge. And I would say that first few years of the Company, in my opinion, characterized a period of acquisition. We’re now clearly at a time when we have to take those pieces that have been acquired and begin to integrate them into a whole. So in doing that, there are tremendous opportunities in marketing, sales, legal, IT, communications, finance, and human resources to meld everything that we have into one key entity. Right now there are duplicate functions, and that means there’s excess cost. I’m not going to suggest that there’s so much excess cost in these duplications that it’s going to make a material difference to the business as we begin to meld them together. But in the marketing areas, the loss of marketing leverage across the whole is one area that we will focus on — beyond melding together the various other departments — to ensure that we get what I call the marketing leverage.

And in particular, as I mentioned a moment ago, when we see products that are past the peak of their life cycle we see lack of attraction of new-to-category customers, we know that one of the elements that is a factor is very little wagering product development. Now, actually, MEC has done a pretty significant job at — given its state of growth in product development, the Magna five, for example is a good example, but there’s more work to do if we’re going to be successful at attracting new-to-category customers. Certainly the industry is characterized by a lot of gaming competition. It’s a busy marketplace out there. Many of these people that, for example, bet on lotteries won’t have been to a racetrack. So our challenge in product development is to take our aging product life cycle and rather than follow it down the curve of its product life, develop new products that will attract betters from existing categories where we know the money is spent — lotteries, casinos, and sporting events — into the horse racing marketplace.

There’s also no coordinated cohesive marketing strategy across all tracks and distribution outlets. Each of our tracks operates largely as did it before it was rolled up, separate sales strategy at each track, minimal cross marketing between live events and XpressBet® and HRTV. And let me say about that that is a tremendous asset, as we now know, particularly having entered into various agreements with Churchill, that we have HRTV, that we have XpressBet®. Only now, for instance, is Churchill thinking of also getting into the ADW business, which really confirms our early strategy to be in that distribution channel because we knew it was going to be a very important part of promoting our product and selling our product outside of the live racing environment in the future. Now it turned out to be true. Just the existance of HRTV is a crucial element in ensuring that we bring a full package of distribution solutions to a customer wherever they happen to be, including now internationally as we use the HRTV signal to underpin our signal in the UK.

But we have a huge advantage in addition to that that we’ve not leveraged that we have a wonderful opportunity to leverage, and that is cross-marketing between live events. Or put another way, as long as there are millions of people crossing our threshold every day at various of our live events, we have an unparalleled opportunity to take those people and migrate them onto our virtual platform, in this case XpressBet® and HRTV, ensuring that when they bet and they’re not at our track that they bet with us. To the extent that that hasn’t occurred to as great an extent as possible thus far is — I suppose is represented in the fact that up until now, largely due to lack of contents but also because of our inability to cross market up until now, our XpressBet® operation has not enjoyed the market share that it might have if we had carefully cross-pollinated that customer base. We don’t have a coordinated sales strategy across all outlets for ad and promo and sponsorship, and yet we have some of the finest properties to offer sponsorship and ad and promo to nation — local and national companies. Our tracks have done a wonderful job of doing it on a local level. With some coordination we think there’s another whole new layer of opportunity that can be achieved on a national level.

And just to give you an idea, and here I will only focus on what I call CRM, or customer relationship marketing opportunities, but these types of integration opportunities exist in legal, IT, communications, finance, HR and elsewhere in the business. We currently have nine different player rewards offerings, which I suppose would be analygus to going to a Marriott Hotel, at nine different hotels having nine different reward systems, and then when you back on-line there’s a different system all together that doesn’t dovetail with the ones that we have at the live track. So we clearly have an opportunity to harness that live traffic through player rewards and other CRM offerings and drive tremendous revenue at XpressBet® as a result. We have in excess of $25 million of marketing expense, but without that horizontal leverage we’re not getting the leverage that we could out of that $25 million. So this is not a message that says, gee, we’re going to have to take the $25 million and add $10 million or add $20 million to it, not at all. We’re simply going to take the current spend and do it differently than we’ve done before so that we enter a more — we become at the other end of that a more integrated environment as MEC.

You know, at some of our tracks we have insufficient race days to create what I call optimal facility absorption. At other tracks — and you’ve heard us do announcements on this previously — we have too many day, depending on the circumstances. So optimizing the right number of race days for the environment that we’re in, more of that can take place. Some of it is constrained by regulation. There are regulatory environments that some of our tracks are in that really tightly control the availability of days to us. So we’ve got work to do there to ensure that we ensure a free — would I call a free enterprise environment from a regulatory perspective so that we have the flexibility to race when we think we can get the most customers, and therefore get proper facility absorption in our tracks that better matches the investment that we’ve got.

As we move to intellectual property, historically — and this just changed. I will be spending some more time on this talking about TrackNet Media. Historically we’ve had — and the industry’s had — a lack of critical mass in intellectual property to enable distribution leverage with our sales outlets. I talked a few minutes ago about the upside-down economics, with ADWs, rebaters, off-track betting operations and to some extent import tracks. Those economics really didn’t matter as much when most of the betting was on-track. They matter a lot now. When we speak about intellectual property we’re talking about the wagering signal that we export upon which the wagering takes place at those third-party intermediary operations. The lack of critical mass meant that we didn’t have enough marketing power, and here the analogy would be in packaged goods. Someone with one packaged goods product walking into a major grocery store chain really can’t command shelf space, can’t command distribution terms, and we face that, as do all tracks across America. Together, MEC and Churchill, with the advent of TrackNet Media LLC, have really changed that equation and just now, only now as we enter into the negotiations, which give rise to distribution of our content for the Churchill meet are we beginning to see an opportunity to take advantage of that.

We’re also characterized by having what I call off-strategy assets. Later on in the presentation I’m going to talk about the three pillars of our strategy and how the assets map against those. And as I hope you’ll see when we finish that exercise, while I’m not going to talk about specific assets that we’re going to sell, when that might happen, I think what you’ll begin to see is that we have taken a fairly hard-nosed approach at matching the asset to the strategy, which begins to illustrate clearly our understanding and our willingness to communicate to you that we have the ability to do what’s necessary with the assets that aren’t necessarily right on our strategy. HRTV and XpressBet® have historically been constrained by lack of content. In television and in — XpressBet® is on the internet. In television and internet content is king. Customers had to look elsewhere until recently, for example, for the Churchill meet. The Churchill meet was the exclusive property of TVG. That’s no longer the case.

So at least as far as our content and that content is concerned, you can go to XpressBet® for that content, which gives aus very big leg up in terms of ability to attract customers that XpressBet® previously wouldn’t have had the opportunity to attract. Likewise, HRTV. All this to say there’s a lot to do. It’s really about execution. It’s about taking the work that Jim alluded to he’s been involved in for the last couple of years, and turning it up a notch to better facilitate that integration to get the efficiencies that are our due, to reduce the debt for what we call off-strategy assets, and move this business to a higher level of return on investment. So a little bit about our mission. Create a profitable global gaming and entertainment business. In the past I think we would have talked about create a leading and now the emphasis is on profit. We have the various pieces of the puzzle to put together to create a profitable business. Now it’s all about execution to do it.

On the next page you will see an MEC strategic asset overview. A pretty busy chart, not one that I’m going to dwell on too long, but I’m sure one that many of you will come back to later on as you start to see how and understand why the rationale for plotting various of our tracks and other assets on this the way that we’ve done. But an overview of this chart suggests that there are really three pillars to our strategy, the three circles. They are racing content — what I call the show — alternative gaming potential, distribution channels and technology, all of which sits on — across the bottom you will see a bar, almost 5,000 acres of real estate, and I refer to that for us as the land bank. This is really an attempt to plot our existing businesses against one or more of the three pillars of our core strategy; racing content, alternative gaming, distribution channels and technology. To the extent that you see one of businesses there — look at the acronyms on the side. To the extent that you see it in one or more of those boxes it says that it’s important to us strategically in delivering our mission to lead profitably in one or more of those strategic pillars. But also by inference, it’s a good place to point out what it takes for a business to become important to keep or marginalize, and therefore a candidate for disposal, for highest and best use.

Now that does not mean that because something is in the middle that it can’t find its way to the outside, for example, if it’s no longer accretive to earnings. Or conversely, a business that’s referenced here as having potential for alternative gaming, if it’s subsequently demonstrates that it doesn’t have potential and at that point, for example, we were to find that it’s really not crucial to our content, if it was also not accretive to earnings, likewise, that becomes a target that we should think about monetizing in some way. So probably over the next many meetings that I have with shareholders we will continue to revisit this, and in those meetings we’ll get into more granularity over time as to how we plot these various businesses on this chart with a view to starting to migrate the various entities to where they’re rightful place is, inside or outside the business, thus either contributing to one of our strategies or contributing to reduction of our debt. But that’s core to our mission.

Our strategy, one — and by the way I’m going to go through these and I’m going to list them now and to through each of them in turn throughout the rest of the presentation — to improve the value of our live show to maximize live handle and create best-in-class export content at a profit through operational excellence. Two, increase the value of our racing content through more effective distribution by creating a critical mass of the industry’s best content, maximizing distribution, pricing, wagering, integrity, and customer acquisition, here clearly a reference to TrackNet

Media. Three, capitalize on our racing and alternative gaming potential through product development, regulatory reform and consumer marketing. Four, retain only those assets that augment one, two, or three above or have the potential to do so in a timely manner. Five, finish integrating core assets into one horizontally optimized entity, the goal, maximize profit potential. Six, develop and implement a consumer marketing culture or environment. In addition to existing — to understanding existing customers and learning what they want, determining what to offer other segments that we can attract to bring them into the category is a crucial piece of our strategy. And finally, seven, to monetize under-utilized assets and create value through alternative use of excess land as we’ve begun to done at Santa Anita through the Caruso joint venture and the Forest City joint venture at Gulfstream Park.

Let me go through each of these in turn and speak in a little bit more depth about them. Live racing strategy. We want to pursue a level playing field. I alluded to this a moment ago when I talked about outdated legislation or the need for regulatory reform. We’re one of the few industries that I can think of, of this size is and shape, that faces so many different regulatory environments, many of which are a crucial factor in whether or not we can realize our ambitions or realize the kind of return on investment that would you expect and want for a gaming or entertainment facility like the ones that we operate at various states around the country. We need a level playing field. We need to turn the heat up on our regulatory and legislative action that’s designed to get us that. We need to eliminate the operating restrictions for racetracks that are created by outdated legislation, particularly those that cause to us bundle or link various of our activities with other activities usually for historic reasons that are no longer relevant because we face tremendous competition from other forms of gaming. We need to make sure that legislators understand that horse racing in some states is in trouble and some cases largely because we have our hands tied behind our back as an industry. And to the extent that this is an important industry for the economies of many states, states have got to begin working with us and the rest of the industry to unbundle or unchain us in that endeavor.

The next thing we need to do is to maximize what I have referred to earlier as facility utilization and create operating efficiency by optimizing the live racing calendar. We think there are opportunities to do that within racing. There’s going to be attrition at various parts — various areas around the country, locales where we have our tracks. It was just announced this week, for instance, that in the Bay area, northern California Bay Meadows will be closing its doors. That’s beginning to happen as highest and best use of land makes it difficult for — to sustain racing in various areas, but also gives rise to opportunities for those that continue to enjoy racing nearby. So we think there are opportunities both in racing and through sponsorship and other event management for non-racing purposes. And I mentioned here the Virgin Music Festival, which a Maryland jockey club will be hosting this year, as an example of that type of endeavor

The second pillar of our content management — of our strategy is content management and distribution and here the focus of our effort is all around TrackNet Media. I think when we announced TrackNet Media we focused on it from such a high level in our announcement that it may have not been apparent to many people just exactly what had occurred here and what the real impact could be on MEC and the real impact could be on the industry. So I’m going to spend a bit more time today and a little more arithmatic granularity than I think we did when we announced. First of all, the whole idea was to ensure that racing content is as available to the maximum number of customers as is possible. In other words, to really unbuckle the exclusives that have hindered the distribution of product nationwide and even worldwide in this industry. Exclusive arrangements have fractured the distribution channel, causing customers — making it difficult for us to sell to customers. If you want to turn that around, to make customers buy more you have to make yourself easy to buy from.

We wanted to enhance wagering integrity and security to limit signal piracy. Simply put, there’s leakage here. Those of you who are familiar with broadcasting or software or movies know this is a typical problem today in the virtual world when intellectual property goes out over the wire and you lose sometimes control of it at the margin. How big is this opportunity — or this problem and hence opportunity? We’re not sure. We know it’s significant and therefore represents a significant opportunity to claw back revenue. As I said earlier we want to assemble a critical mass. Not just ourselves and Churchill but others are welcome to come into this program and distribute their intellectual property or their wagering content with us and then we simply let supply and demand determine the content pricing. There is an opportunity there. And of course, the benefit accrues to horsemen and racetracks, the major investors in the industry. So it has the potential to ensure that the margin reflects the relative investment level as between the track and the horsemen and the outlets. Or rather to put that upside-down model right over time to realign the returns to better match with the value add or the investment of the players. I’m going to come back and talk about this again as we go along.

We want to utilize TrackNet Media as critical mass to ensure that the content gets to all the places it needs to go and we’re starting with just the two of us. We are, Churchill and MEC, the anchor tenants, but we believe that as these exclusives come up, including the New York exclusive, which expires at the end of this year, and many others, we believe that not up like Churchill’s reaction, as the content owners put their heads up and look around as to what are their best economics from distribution, we believe that TrackNet Media will represent a great opportunity. And we think that our mall, the content mall that we’ve in fact created of which we’re the two anchor tenants, will become a destination for other content owners. But there’s also a great opportunity to coordinate race times. We already do, but now we coordinate race times across a broader number of races to ensure that more races can be wagered on by the same customer. Hard for them to do if the races step on each over and this is really, in market terms, merchandising. Making sure that the product is at a place where you can see is it and you can buy it. That’s going to be a key function of TrackNet Media.

Our tangential benefit, of course, is that with the additional content — as I mentioned earlier, XpressBet®’s customer base can grow. Simply put, customers can come to XpressBet® now and bet on the Churchill meet that couldn’t have before because we didn’t have it, so we think there’s an interesting bi-product opportunity for us there. We also get to leverage the television content to attract lower-cost distribution, and simply more people watching the channel gives rise to greater opportunities for distribution as we go forward and greater opportunities for ad sales. Then finally, we’ve been able to lower costs by taking the expanded HRTV into the UK, eliminating the need for a double production, producing at yet another channel in the UK to broadcast essentially the same content. So there’s a nice cost reduction opportunity both — at HRTV both for that reason and because we split the cost of running HRTV with Churchill. And I’ll focus more now as we go forward on the content distribution side, and I won’t speak too much unless you have questions later about the HRTV piece.

In the TrackNet model, there’s a little chart here that shows the various flows of content and funds coming back. Think of TrackNet Media again as that mall, or that exchange. It’s a buyer, seller, merchandiser of content for ourselves, for MEC, but I reference here other tracks. We fully expect this chart to become longer horizontally as other tracks come to us and want to join in. It’s not a cost-plus environment. It’s a cost-share environment to join us in this endeavor. I’ve included here a couple of pages on the pricing model. I’ve talked about these upside-down economics, and if you think about the pie chart at the beginning where I talk about $300 million live handle, $2.4 billion at the other end of the spectrum export, on which we share 3% as opposed to sharing 20% on live, a pretty egregious situation by anybody’s description, but this just puts it in a bit more perspective. Our gross track share on export at 3%, of course is split then again as we share — in any of these categories as we share that revenue with the horsemen. So that we and the horsemen get the benefit of the content that we jointly produce, as you’d expect.

Where it falls down, of course, is that over the years, all that handle that took place on the track under the category live on-track handle has migrated, and of late more rapidly, to export handle. If you flip the page, you’ll see how that shakes out with respect to third-party intermediaries. It’s clear that with the distributors share and third party at any where from 8.5% to 15% to 17%, in some cases more, that the producer of the show is not being adequately compensated for the vast expense, both in racetracks and horses, whereas the entities with the smallest investment — in some cases an internet site and not much more — really enjoy the lion’s share of the take, and that’s why we refer to this as the upside-down model.

So today’s pricing model has led to the creation and growth, as you might expect, of third-party intermediaries. Now, as a strategy, MEC owns its own distribution assets, so the one good element of this, of course, is that we do participate in each stage of distribution, both the content, then we redistribute content from our own tracks and others at our tracks. And, of course, we distribute through Racing World, through MagnaBet, through XpressBet®, and through Magna-owned OTBs. And then, of course, we make our content available to HRTV as do others, so we’re participating in each piece of it. But the core economics, the economics that drive most of our business, are pretty much as represented in the previous two pages where the fastest growing piece of it is moving to the lowest margin pieces of the business.

The third piece of our strategy, alternative gaming, we have slot machines at three of our tracks, Gulfstream Park, Remington, and Racino. We just added 705 slots to Gulfstream, taking us to 1,221 February. We have some work at Gulfstream to reinvigorate our marketing effort there. To some extent we have taken our handle and split it among a larger number of machines. Now our challenge is customer acquisition. Busy marketplace there but we thave — we think it’s achievable and we will begin to market that room to bring it up to the speed that it deserves. We’re also installing what are known as instant racing machines, machines that enable the player to wager on historical races at Portland Meadows. Within the next two to three months we will have installed approximately 150 machines there, and we’ll be shaking that system down to look at its potential to develop a larger business case. And, of course, most importantly, to look at the potential to use that kind of technology to generate even more handle and get more revenue per square foot out of other of our venues around the country where we haven’t necessarily been allowed to be involved, say, in the slots business. So we think this is a potential new product opportunity that we can business case and then drive once we’ve tweaked it and we understand how it runs.

We’re pursuing legalization of alternative gaming at several other racetracks including Lone Star in Texas, Laurel Park and Pimlico in Maryland, as well as the legalization of instant racing in Ohio and in California. We’ll be able to speak more about that after we’ve shaken down the — installed and shaken down the machines we’re putting in at Portland a few months from now, and I’m sure that’ll be an area of great interest as we start to learn what the handle can be in that marketplace and what our potential really is as we begin to roll those out, should we meet the test we put them to.

Let me move to the fourth piece of the strategy, asset evaluation and retention. Over the last 18 months Magna Entertainment has closed asset sales for a total consideration of almost $400 million with a pretax gain of approximately $148 million, reflecting, of course, that these assets were acquired over time, they’re carried on our books at the lower of cost or market. When it turned out that some of the assets weren’t core for the strategy as it was then thought to be, we had an opportunity to spin them off and reduce debt and otherwise redeploy those assets. MEC’s strategic asset evaluation process includes an assessment of each asset value against the core strategic areas of focus. Think of the chart that I showed you with the three circles earlier; racing content, distribution capability and alternative gaming potential.

We’re going to continue to sell or monetize off-strategy assets to reduce debt and strengthen the balance sheet. Our assets that aren’t core are candidates for disposal on a rationale and prudent basis, meaning no fire sale. It’s important to do them as and when they can really attract the best dollar, and in some cases that will be after entitlements or after certain degree of development or what have you, or sometimes just a question of timing. We want to put what I call a strategically marginal operations on a shorter lease to either become core — in other words, if you think of those three circles to move closer to the middle of one or hopefully more to become accretive to earnings — but when I say core, I think of content, gaming and distribution — or if not then to be sold in due course. So you’ll see us, as we meet with you again and again, keep revisiting that chart and moving those assets around. Over time, if they can’t be made accretive they may change position on the chart. If they can’t get gaming, they may change position on the chart. So their status as to core or non-core, and thus strategically marginal, will change and I’m sure will be held to a very short leash with respect to being prudent and hard-nosed about whether or not they can live up to that potential.

Magna Racino. Demonstrable progress towards profitability through operational improvements and partnerships. Clearly that operation from an EBITDA perspective has moved much closer to profitability. We think it can move even further and as we’ll discuss, it sits on only a small portion of the land that we have at our disposal in Austria. We have approximately 800 acres. It uses less than three, so there’s a very significant piece of land there that provides us with tremendous options as to how we go forward in terms of monetization, partnerships, and the like.

I want to spend a moment on operational integration strategy. Talked about it earlier when I alluded to the seven bullets of our strategy. Clearly an opportunity here to streamline and integrate operations, thus really improving P&L. We have leadership in each of our tracks, in each of our distribution outlets, like XpressBet® and HRTV. But we can increase the efficiency and eliminate costs if we create horizontal functional leadership. For instance, our law department can create a legal services function and make legal services available to anybody horizontally across the tracks, eliminating the need for each track to have its own legal department, and that’s just one small example. We have nine accounts payable departments. In a Company our size, only one department should be issuing checks. So there’s a nice opportunity there and across many other areas to rationalize and make us more efficient. So there’ll be a functional leadership utilized in each function nationally as well as locally creating what I call a matrix management to create that kind of efficiency, eliminating duplicate functions.

But we really have to remember that these are tracks with their own brands with their own local requirements. We have to leverage the local functional expertise, and so we’re not going to create a big head office here. That’s not the point. Some of that expertise already exists in one or more of our tracks, so we’re going create what we call centers of excellence. So it may be — and I use the accounts payable as an example. It may be that one of the existing ones does it for everyone. It may need to expand to do that, but that’s just one small example of where we’ll do that rather than opening a new department here in Aurora. When we do this, we need to rethink our strategies with respect to how we incent people. so we’ll revamp our incentive compensation to reflect that shared responsibility for the business and the overall profitability of Magna Entertainment. It should operate like a team and, of course, the compensation has to reflect that team approach and it will. We’ll move to that structure and that shared responsibility compensation approach in lock-step.

Then finally — and I alluded to this before — cross-marketing between live event and XpressBet® to drive customers to our own ADW. As you go to our tracks you’re going to see a little bit of cross-marketing, but I think we have such a significant opportunity that some of our competitors on the XpressBet® front actually do a very good job of cross-marketing without actually having access to the live customer. So we do have access to those customers and we’ll spend a lot more time trying to capture them and move them on to our virtual platforms. I talked about at the consumer marketing strategy and the need for that to be part of our DNA. I think there are few consumer products, consumer services companies of the size of MEC in America that wouldn’t describe themselves as a consumer marketing company. But the history of the sport is such that really consumer marketing hasn’t been the cornerstone of the growth of many of the players in the industry over the years. So we have an opportunity here to create a real consumer marketing culture in the Company that’ll give rise to the creation of new products to attract new-to-category customer segments.

There is an opportunity to simplify wagering, to demystify the sport, to reduce the intimidation factor. Vegas, for example, has done a great job of that in what were sometimes complex games to attract people into their casinos. Lottery-like wagers that provide longer odds and life-changing payouts that drive interest in the live event and, of course, could give rise to television events is just one such new product opportunity. And I mentioned instant racing machines to create a new, simpler horse racing gaming experience and enhance the revenue per square foot, and at the same time attract a new customer segment, all pieces of a product development short list that we’re currently working on and will continue to expand. We need the work as one to capitalize on corporate sponsorships, that we do great work locally at our tracks. We have great long-term relationships but with very little coordination we can leverage relationships like no other horse racing company because of the location and quality of our tracks around the country. That one [inaudible] effort nationwide in addition to the local efforts will yield huge benefits for us as a Company.

Moving to a single player reward system or customer — CRM approach, re-vectoring marketing spend to reflect that as a major deliverable at the track and XpressBet® level will mean revectoring some of our marketing spend to XpressBet® to make sure — and the way I put it with our people is that as long as there’s daylight between the number of people that visit our tracks and the number of people that regularly bet at XpressBet®, then we’ve got marketing work to do. So moving to a single player award approach across all of our properties and XpressBet® is going to be at the cornerstone of that effort. Finally, centralizing marketing leadership and creating that matrix with local track marketing that I talked about a few moments ago.

Many of our shareholders have talked to us about our approach — our investment approach, and I’ve mentioned point seven here in our strategy as the disciplined investment approach. Clearly we need to ensure financial discipline and stringent evaluation or measurement criteria for all major investment decisions. I mentioned Romulus here, Dixon Downs, Forest City, Caruso, Magna Racino. I want to say clearly that, while we talk publicly about the build of various new entities like Dixon, like Romulus, we’re very excited about the possibility of creating revenue and profit generating the operations where we think there’s a market. While we own some property, for instance, in northern California at Dixon, and we continue with the entitlement process to maximize value, clearly the future development plans depend on the state of racing in northern California. Just in the last few days the state of racing in northern California has changed quite dramatically with the intended closure of Bay Meadows, which means that a very significant number of race days will become available to other entities in the marketplace.

So factors such as the availability of what I call a free enterprise regulatory environment in California is clearly going to be a major factor in how, when, where, how much and with whom we decide to do something like build at Dixon, whether we decide to — the same thing can be sudden Michigan. We will not proceed without alternative gaming and a free enterprise approach to regulation there or anywhere else because we are too encumbered to get the kind of return that you’d expect us to be seeking through further investment in these properties.

So at this point — and here I will speak to Dixon, it’s made tremendous sense for us to buy the property, it’s made tremendous sense for us to hold the property, it has made sense for us to entitle the property. And if all of the other stars align around the availability of race days, the further attrition in terms of competition in the region with the right partners, with the right business plan, we think there could be an excellent facility there. But those are ifs, and we will continue to examine those and develop that business case as circumstances evolve. Likewise, Forest City and Caruso. We have — we’re in the preleasing and construction financing phase at Forest City. We think that’s a wonderful use of land that’s excess to our needs on a property that’s core to us, and we’ll continue to pursue those kinds of ventures.

With respect to the underlying real estate, we have a tremendous real estate asset portfolio based on location size and breadth of the portfolio, purchased over the years and appreciating for the most part on our balance sheet. We have almost 5,000 acres of land, unprecedented, really, certainly in our industry or beyond:300-plus acres near Los Angeles and Santa Anita; 154 acres on the shores of San Francisco Bay at Golden Gate; San Luis Rey Downs, over 200 acres near San Diego; and so forth, represent tremendous opportunities to create options for us as we begin to think about ways to refinance our business. And, of course, underlying all that is our land bank is an asset portfolio that offers really significant downside and net asset value protection for our shareholders, we believe.

Let me summarize briefly, the foregoing before we move to questions and answers. I want to reiterate something Frank said at the front end, and I’m very encouraged that we believe that our management team has rallied around this cause very significantly. We’re going to continue strengthening the balance sheet. The $400 million, the effort that it took over 18 months for the existing management to sell $400 million worth of assets, that will continue in the earnest as we continue to strengthen the balance sheet. With respect to new investments, as I said a moment ago, those investments will be strictly focused on the core strategy with a view to those becoming accretive to earnings or achieving an ROI at the earliest possible date. The idea here is to maximize shareholder value.

In product development, new customer acquisition and other consumer marketing initiatives across the business, we’ll do those to take full advantage of our unique horizontal and vertical asset base. We have a very clear strategy. We have a very unique set of assets, which represent all of the ingredients required for success. What’s needed now is execution. And to that end, we will engage in a very rapid migration from operation of many separate vertical businesses to one well-integrated entity to reduce cost, to leverage best-in-class functions, and most importantly to drive EBITDA. And if we accomplish those in the short term we believe that by driving that EBITDA, by reducing the debt through proper monetization of our assets, without affecting our core — the three pillars of our core strategy we have the makings of a Company that can see its way clear to a bright future.

And that, ladies and gentlemen, is the summary of the update that I wanted to give you today after what, a few weeks as CEO. And as I say, I hope to meet many of you in person over the next while as we begin to get out and press the flesh and meet face to face and we can drill down on some of these areas to a greater degree. So with that, I’d like to open it up to questions.

 QUESTION AND ANSWER

Operator

 Thank you. [OPERATOR INSTRUCTIONS] Our first question comes from the line of Steve Velgot of Cathay Financial. Please go ahead.

 Steve Velgot  - Cathay Financial - Analyst

 A question on the insufficient race days to create the optimal facility absorption. Michael, could you discuss what might be more sufficient as far as race days for Gulfstream and Golden Gate, Santa Anita? What’s keeping you from increasing the race days down at Gulfstream? Is that something on the regulatory front, or is it just on the competitive front?

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Well, really it’s a couple of things. First of all, let me answer the general part of your question at the outset. Getting more race days isn’t necessarily a solution for all of our tracks, and the ones you mentioned, I think, are the ones I earmarked in the presentation as being candidates. Hard to have a facility with — at the kind of investment level that we have and then either be told, in the case of those where we’re constrained by regulation — and that would pertain to California, for example, where race days are really given out by the CHRB, the California Horse Racing Board — that you can only stay open a certain number of days of year. In other words, if you thought you could get better absorption, if you thought that customers would beat a path to your door if you instead of staying open 83 days stayed open 120 days, why wouldn’t you do that and get that additional revenue to contribute to your fixed costs? So in the case — to answer the last part of your question, in the case of California, for instance, we’re constrained by the regulatory environment, and we are working with the regulator and with the legislature to try to unconstrain some of those factors.

In the case of — staying with California for a moment — attrition will help. Just this week there’s been some attrition in terms of the supply side of that equation. Those days have to go somewhere, and we think we’re well positioned to be the recipient of some of those days. There will be other attrition in the market that will also benefit us. In other market, in south Florida, for instance, another factor certainly is a deregulated environment, but another factor is the weather. It’s not necessarily always possible to — you might not want to race in the dead heat of summer in south Florida. It might not make economic sense to be open with the crowds. You might not also want to race over top of a track that is in close proximity to you and similarly damage your economics. So depending on the track we speak of, absorption might be enhanced by getting more race days and we are either constrained by regulation or simply by the competitive environment as the case may be.

 Frank Stronach  - Magna Entertainment Corp. - Chairman

 Next question.

Operator

 Your next question comes from the line of Ryan Worst of Brean Murray. Please go ahead.

 Ryan Worst  - Brean Murray - Analyst

 hi, good morning, thanks. Just a couple questions. Michael, can you provide some more details on some of your distribution contracts to intermediaries and when they come up for renegotiation and if anything has changed as far as your rate goes for this year?

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Well, yes, good question. First of all, we don’t provide details of termination dates of our distribution contracts. They’re competitively sensitive. But I will say to you that we had anticipated the advent of TrackNet Media LLC for some time. We had made it our business to know when our competitors, who had much of that content locked up in exclusive arrangements as they did Churchill, when those would be — would become available for us to distribute. And likewise, we took it upon ourselves to enter into, to the greatest extent possible, agreements that had a short — either had a short duration or where they were going to expire, we opted not to reup so that we would have the flexibility to go back at it. And I can tell that you we’re enjoying that flexibility right now, without being any more specific about termination dates.

 Ryan Worst  - Brean Murray - Analyst

 Okay, but generally speaking, they sound somewhat short-term, maybe a year or less, and that you’re currently driving to that 3% rate higher?

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Yes, we’re — your assumption is correct. They tend to be relatively short term, and our mission — let me be clear. It’s not all price. These people, these ADWs, for instance, are wonderful third party distribution for us. They are places that customers like to go. We simply think that customer service should be the basis for whether customers want to go to them, not whether or not they enjoy any kind of margin advantage over another piece of the industry. So we think that in the best of all worlds, you’ll have third-party distributors, as in other businesses, distinguishing themselves through competition through providing better service, better website access, more benefits, more of all the types of things that cause a consumer to go to any service provider they use and that the lion’s share of the margin should go to those with the biggest investment. So it needs to be rejigged, you’re right, but I don’t want to leave the impression that virtual or ADW distribution isn’t really important to us. It is and we want to make sure they have a healthy margin that better reflects their level of investment in the business.

 Ryan Worst  - Brean Murray - Analyst

 Okay. And then, Michael, did you say that the [nira] exclusivity agreements with PBG end this year? I thought that they had longer term contracts.

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Yes, it’s our understanding that that is the case and we get asked all the time. As you know, we’re a part of an entity that’s bidding. We don’t know. It is our understanding that they come up at the end of this year. People have been asked, if we are the successful bidder, does that many that that content automatically falls into TrackNet Media? I suppose that’s pretty — it’s pretty clear that it does. But I think what’s more important is, win, lose, or draw on the New York franchise, any rationale economic-minded person that finds themselves managing that content in New York is going to put their head up into the clear air and say, hey, where do I get my best deal, where do I get my most flexibility? So whichever way this goes we think TrackNet Media is in a highly advantageous, certainly very competitive position to add that content to its portfolio, thus further improving our competitive position in the marketplace with respect to distribution of intellectual property.

 Ryan Worst  - Brean Murray - Analyst

 Okay. And then, you talked about improving margins at the track level. Is there anything that could be done at the corporate level? I mean, it looks like as of last quarter, your run rate, corporate expense of about $28 million to $30 million a year, which seems relatively high in the industry. Is there anything that you could do to reduce that?

 Michael Neuman  - Magna Entertainment Corp. - CEO

 The answer to your question is yes, and, in fact, a couple of the big chunks that have affected previous periods include severance. So I’m going to be doing my best to ensure that I don’t give Frank any reason to increase the severance this year at this end. And then the other one is entitlements. We’ve done a good job spend ising money where necessary to get land entitled. It’s improved the value of the land as it sits on our balance sheet. In some cases it’s allowed us to go forward with developments that otherwise we wouldn’t have been able to do, and that all enures to the benefit of shareholders because it gives us more flexibility when it comes time to dispose,and/or seek partnerships for excess land. So those are a couple of big chunks, but we’ve also done other significant work in the last very short term in terms of reduction of consultants. We had very significant consulting expenses, which we’ve — I can say materially reduced, or put another way, we’ve reduced and that’s had a material impact on head office expenses. I think the sum of those three things puts us in position at a run rate where we’re pretty comfortable now.

 Ryan Worst  - Brean Murray - Analyst

 Okay, and then just two more questions. One on instant racing. I know you’ve trialed that before at — in Oregon, and it seemed like it was unsuccessful at that time. Has anything changed with that product that could make it more successful this time?

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Here’s what I want to say about this. First of all, I spent quite a bit of time on the call talking about consumer product marketing approaches. I wasn’t here for that, and so I’m not going to comment on that, but here’s what I do know. We have been constrained in certain market places from using certain types of machines. We want — we think we ought to be able to use any machine that is fundamentally horse related that as its basis provides the customer an opportunity to wager on a parimutuel basis, and yet is simplified, so it gets us beyond that intimidation factor that sometimes is associated with wagering on live racing. Instant racing is not — we use it as one term to reflect one — and people think when we speak of it that it’s one machine and therefore has one outcome in terms of customer acceptance. In fact, it’s a machine, and the beautiful thing about these computer-based machines is that they can be characterized and recharacterized and toyed with until they are optimized to best attract the customer and the customer’s gaming, wagering, and entertainment hot button. So to the extent that we have done that, we’ve learned what we’ve learned.

Do I believe that we’ve exhausted the opportunities to really learn how effective instant wagering can be as an alternative to slots for some of our operations? No, I don’t believe that we have, and I’m personally very excited to look at instant racing really more scientifically, understand through focus groups how people will use it, be prepared to tear them down and rebuild them if we can find ways to make them more exciting, to attract more wagering, to attract — have customers sit there longer. And so that work I don’t believe has been done to the extent that it needs to to really understand the potential of instant racing.

 Ryan Worst  - Brean Murray - Analyst

 Okay. Then just final question — sorry about that — but can you just talk about some of your upcoming capital requirements? I know you have to resurface the tracks in California. How much will you be required to contribute to Forest City and Gulfstream Park or Caruso over the near term, and how would you meet those capital requirements?

 Blake Tohana  - Magna Entertainment Corp. - CFO

 Yes, Ryan, we have — it’s Blake. With respect to the capital, we talked about the capital requirements on the fourth quarter call but we didn’t provide any specific guidance with respect to Caruso or Forest City. I think we’ll be coming back to the market once we continue to go through the preleasing and the financing efforts on the Forest City joint venture. And Caruso is still going through — that project is a little bit longer away and we’re still going through the entitlement process and those costs were included in the projections that we gave — the information that we gave on the fourth quarter call.

 Ryan Worst  - Brean Murray - Analyst

 Okay, thanks.

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Thank you. Other questions?

Operator

 Our next question comes from the line of Anoop Prihar of GMP Securities. Please go ahead.

 Anoop Prihar  - GMP Securities - Analyst

 Good afternoon. Just a couple of questions. You spent a fair bit of time talking about value of the content and the impact that rebating and piracy was having on that. Can you give us a couple of examples of how you actually can physically stop piracy and rebating?

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Sure. I’m asked this often and one of the things that I took some pains to look at when I first arrived was the technical architecture of the distribution of our wagering signal. As you may know, I spent some — quite a bit of time in my career developing a brand new satellite television business in Canada, and therefore spent a lot of time on the technology side protecting that signal, because not unlike our industry, satellite television has been plagued with piracy, and you’re only as good as your ability to continue to charge a customer and them pay for what you distribute. So the technology today exists for — certainly exists and it readily exists at a low cost for us to distributes our signal, encrypt it — including the video signal and the coincident wagering signal — and that exists. So we have the ability, if we want to deploy it, to control the set-top boxes through conditional access. We have the ability because we are an investor of the — we’re now the owner of AmTote® to control access to the pool, and the sum of those two are two of the — only two of the elements technology related — but two of the elements that allow us to so protect.

But there are some other process and procedural approaches that we have to be more vigilant on, which will give life to you if you track net media, such as controlling sublicensing. We sell it to someone, we sell access to the pool, and then to the extent that they have been previously allowed to sublicense and that person sublicenses, you start to lose control of your signal and we have the opportunity to do that. We have the ability by stopping sublicensing to cut out the bookmakers at the other end, that we wouldn’t necessarily participate in the downstream results of. So it’s not — there is no silver bullet. As people in cable television, people in telecommunications, back in the days of cloning of cell phones, they’ll tell you there’s no silver bullet, can’t push one button and make it happen. It’s really the sum of technology, process, vigilance and procedures, all together which we think we can limit it and pull back into the pool a significant amount of leaked or pirated revenue.

 Anoop Prihar  - GMP Securities - Analyst

 So what’s your best guess right now as to when we might start to see some tangible evidence of this kind of an effort having an impact?

 Michael Neuman  - Magna Entertainment Corp. - CEO

 The priority order of what the folks at TrackNet Media are working on are without question, number one, getting ready for the Churchill meet. So I would say if we asked them today they’re not working on piracy at all, but they’re absolutely hell-bent for leather to get ready for the Churchill meet April 28th. They are responding to significantly greater demand at HRTV for our signal. They’re working on that. I think after the Churchill meet, as more employees come on board, including one of the key positions that we will hope to fill in the short term at TrackNet Media is a vice president of wagering integrity. That person will build an audit function. We’ll have a legal function, and we’ll have a technology function in that department to give life to some of the pillars of what it takes to be successful in curtailing piracy that I described a moment ago.

But that will take us several months before we can put that department together. The people exist from other businesses, and they’ll be very familiar with it, so I think we’ll start to get action quickly. Because of our critical mass and the quality of our content, I think you’ll find that, where as before people would say if you tightened up somehow on your signal, they’d say well, I’ll bet on a different signal illegally. But now we represent enough critical mass that we think we can have an increase on piracy.

 Anoop Prihar  - GMP Securities - Analyst

 Okay. And you also talked about the separation of core from non-core assets, so I was a little surprised when you mentioned that you were considering installing instant racing in Ohio. Given the outcome of the referendum last fall in Ohio, it’s beyond me how you can even remotely consider Ohio to be your core market?

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Yes, when I talk about the installation of instant racing in core, to the extent that a location has the potential to be — to stand on — to be a piece of our strategy in alternative gaming, then that’s potential that I think needs to be explored. Instant racing is not slot machines, and that’s been recognized in various parts of the country, various states. To the extent that that is recognized, or we can ensure that it is recognized, and to the extent that we can make instant racing the consumer product that we hope it can be and certainly should be, then we want to pursue in that in every place where we think we can have a business case for instant racing. So I don’t like to go into something like this taking the attitude that someone says you can’t do this. This is horse racing. Instant racing is just another way to wager on horse racing parimutuel. The fact that it happens to be a technology as opposed to standing at that the rail and someone taking your bet or taking your bet over the phone, notwithstanding it’s just betting on horse racing. And so, as we get better at that, we need to make sure that regulators and legislatures understand that we — like other businesses, we won’t be held back or encumbered by someone removing our right to use technology to further the aims of our industry or MEC. We’ll be very strident in that approach.

 Anoop Prihar  - GMP Securities - Analyst

 So is it fair to say it’s your belief that instant racing has the ability to swing Ohio from essentially a breakeven proposition to one where the profit is sufficient that it would become part of your core operation?

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Well, I said to before you that when I talked about the learning curve that we to have go through with instant racing, that learning curve that we will begin to engage in in earnest at Portland Meadows will help us understand the answer to that question. And so I need to — I need to have the luxury of enough time to get those machines installed, to rejig those machines, to repurpose the machine if the game isn’t hunting. But we’re realists, I’m not going to flog a dead horse. If I find a machine doesn’t work and we put money into a game and it doesn’t make sense, then ask anyone in the games business, at some point you have to put a bullet in it, and we will. But I want to make sure that we’ve — from a scientific consumer marketing approach we’ve looked at it carefully, we understand how and where on a what basis and at what price to attract customers to instant racing. And if we can hit on the right formula, then we would be in a better position to answer your question with respect to its applicability to other markets and what kind of return we think we could get. But right now, that would be — it would be premature for me to try to answer that.

 Anoop Prihar  - GMP Securities - Analyst

 Okay, thanks.

Operator

 Your next question comes from the line of Tim Rice of Rice Walker. Please go ahead.

 Tim Rice  - Rice Walker - Analyst

 Good morning. My question, again, is on — similar to the previous one but on another property, mainly Dixon Downs. I just — notwithstanding the closing of Bay Meadows, I just do not understand how this can possibly be an economically viable undertaking, given the environment in California for horse racing. Can you possibly expand on your thoughts there?

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Sure. Let me first of all just repeat something that I tried to get across on the Q4 call and maybe not as effectively on this call, but I’ll — let me put in the way. You know, I like to parse out the elements of the decisions that we’ve made thus far on Dixon Downs. So if I go back to the beginning and I think about the original decision to purchase the land, with the benefit of hindsight, I think that looked like a smart decision because we purchased the land — and I’m not offering a valuation of that at this point but I feel confident that it it the’s gone up in value sufficient that I can sit here today and say I wish I had been a party to the decision because it looked like a smart move. So if you parse that portion of our action on Dixon out and look at it in isolation, so far, so good. The next step is, what do you do with the land? Well, in order to do anything but farming on the land you need to get entitlement. So to the extent that we spent a bit of money, time and effort to go and get the entitlements and we parse out that part of the decision making, as far as that goes — and we’ll know this at the end of — near the end of April, the referendum in Dixon, whether we — whether we were successful and we believe that there’s every reason why we should be because we offer something important to that town, then we get those entitlements. Again, looking at that stage of the decision process in isolation, it makes sense, because the entitlements further enure to the valuation of the land and makes sense.

Then while we’re doing that — and you alluded to bay Meadows — a lot can unfold in the background. Bay Meadows, for instance, those dates come up for grabs. We’ve alluded to in the past, we have a very valuable property at Golden Gate that you can get out of your car, dip your toe in San Francisco Bay and then go watch racing. It just doesn’t get much better than that in terms of valuable property. There may come a tame in the future of California horse racing — and I don’t wish to try to predict it here — when there will be just not as much availability of racing in the Bay area as there is today, but a lot of race days available. If that turns out to be the case, and we move to a free enterprise environment, that together with the use of partnerships to build not only racing but shopping mall facilities and — that will — that have their own markets in that area could represent a very significant change in circumstances from those which color — I think the point of your question that the color of thinking or the view of it today.

But so broken it into its respective parts, so far so good. I’m pretty happy with the decisions regarding Dixon. But we haven’t made the final decisions because some of the stars haven’t aligned yet as to what’s going to happen to racing in northern California, nor what will be the impact of our lobbying effort with respect to reducing regulation in California sufficient to to create free enterprise that we would be unencumbered and able to do all the things we need to do to make horse racing attract the kind of return on investment that it should do in California. We’re not telling you there’s a certainty with respect to how, why, when, and — Dixon will occur. We’re just telling you that when we get to the point and we have all the facts we’ll make a decision based on those facts that we think that it will be made on the basis of prudence, as I discussed in my presentation.

 Tim Rice  - Rice Walker - Analyst

 Just one person’s observation. I think that your shareholder base would view abandonment of that project as a very favorable development towards improving the profitability and liquidity of the Company. One other question about the training centers. Can you comment on whether you see them as key parts of your future?

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Yes, I think that they’re not all created equal. Certainly I believe that Palm — in Florida Palm Meadows, a portion of that land is not crucial to maintaining the level of racing that we undertake in south Florida, so roughly a third of it I think could easily be monetize to great effect and help us to reduce debt. I think in southern California, San Luis Rey Downs, I feel similarly about San Luis Rey Downs, certainly in terms of the number of stalls that it offers us within the region aren’t significant enough that we can’t find alternative arrangements, but certainly they represents an opportunity there. Bowie, for example, we are constrained with respect to the need to have Bowie in operation while we undertake live racing in Maryland, but I will say this, that’s a matter — that’s a function of agreement, not a function of the practicality, frankly, of offering racing in Maryland. So were it not for that, I believe that we could operate racing in Maryland without Bowie and do very well. And, once again, monetize Bowie, which is is a very valuable piece of land, very well located and subject to highest and best use for many other purposes. So I certainly would be looking aggressively at all three of those properties as candidates for helping to us reduce our debt.

 Tim Rice  - Rice Walker - Analyst

 Great. Thanks very much and good luck.

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Thank you. One more call, operator. One more question.

Operator

 Thank you. Our next question comes from line — comes from the line of Mike Clingman of the Baltimore Sun. Please go ahead.

 Mike Clingman  - Baltimore Sun - Analyst

 Michael, I understand your reticence to talk specifics, but generally do you see Maryland tracks as part of your core assets or are they on that short leash you spoke of, or are they ready to be sold, as you say, to attract the best dollar?

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Let me answer it this way. If you think of their — if you think of what we do in Maryland with Laurel and Pimlico, racing has been conducted in Maryland for a long, long time. In the museum at Pimlico, there is an original piece of handwriting from George Washington where he offered — he tried to get recompense for expenses he submitted for something he spent at Pimlico. This is died in the wool in Maryland, and one would hope that racing can take place in Maryland for a long, long time to come. But look,we’re in business to make money. We are surrounded in Maryland by states that enable, both with and without a track, companies to offer alternative gaming. Alternative gaming is fueling slots. From slots it’s fueling purses that are attracting horsemen out of the state.

So it’s not enough for Magna Entertainment to say, gee, we love racing in Maryland. We’d love to see racing in Maryland continue forever and ever, amen. The state of Maryland has to decide that they want racing to prosper in Maryland. The state of Maryland has got to decide that they want to, like their neighbors, participate in the tax revenues that can enure to the benefit of the people of Maryland, and as a bi-product, help support racing, because the neighboring states of Maryland have figured that out. So as you know, there’s an opportunity to — and we’re very interested, very anxious, and we’re hopeful that we can have a positive result with respect to our ability to offer alternative gaming coincident with operating racing in Maryland. And if that should be the case then both of those tracks will move closer to the center of those two circles that I talked about in the presentation and be extremely core for us and we would want to continue to invest in racing in Maryland. But I will also say that, a few weeks ago, or more than month ago, we cancelled a grade one race in Maryland because there simply isn’t enough purse dollars to go around and satisfy all the needs of racing and horsemen in the state without alternative gaming, post op. So I can’t put it much more clearly than that at this stage.

 Mike Clingman  - Baltimore Sun - Analyst

 What’s the time line?

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Well, the time line is largely dependent on the legislature.

 Mike Clingman  - Baltimore Sun - Analyst

 Well, the legislature can drag it out and drag it it out. You’re not going to wait forever.

 Michael Neuman  - Magna Entertainment Corp. - CEO

 No, we won’t wait forever, but we also today won’t predict. We’re not going to draw a line the sand with respect to Maryland today.

 Mike Clingman  - Baltimore Sun - Analyst

 Okay. Thank you.

 Michael Neuman  - Magna Entertainment Corp. - CEO

 Thank you. Operator, that was — that represents the end of our call. Ladies and gentlemen, thank you, very much, for joining us today. We look forward to further updates with you in due course. Have a good day.

Operator

 Ladies and gentlemen, that does conclude the conference call for today. We thank for your participation, and ask that you please disconnect your lines. Thank you, and have a great day.